Exhibit 99.1

Doma and Capitol Investment Corp. V Investor Call

CORPORATE PARTICIPANTS

Mark Ein, Chairman and Chief Executive Officer, Capitol Investment Corp. V

Dyson Dryden, President and Chief Financial Officer, Capitol Investment Corp. V

Max Simkoff, Chief Executive Officer, Doma

Noaman Ahmad, Chief Financial Officer, Doma

Chris Mammone, Investor Relations for Doma

Good morning everybody and thanks for joining. Welcome to the Doma and Capitol Investment Corp. V, or Capitol, investor conference call and webcast. Capitol has filed an investor presentation with the SEC, which is also available at statestitle.com/investors and capinvestment.com. Please review the disclaimers included in the investor presentation and refer to that as a guide for today’s call. The presentation will also be helpful to reference in conjunction with management’s commentary. Management will not be fielding any questions on today’s call. Statements we make during this call that are not statements of historical facts constitute forward-looking statements. Forward-looking statements include, but are not limited to, Doma and Capitol’s expectations or predictions of financial and business performance and conditions, competitive and industry outlook and the timing and completion of the transaction. Forward-looking statements are subject to risks, uncertainties and other factors that could cause our actual results to differ from historical results and/or from our forecasts, including those set forth in Capitol’s Form 8-K filed today. For more information, please refer to the risks, uncertainties and other factors discussed in Capitol’s SEC filings. All cautionary statements that we make during this call are applicable to any forward-looking statements we make wherever they appear. You should carefully consider the risks and uncertainties and other factors discussed in Capitol’s SEC filings. Do not place undue reliance on forward-looking statements as Doma and Capitol are under no obligation and expressly disclaim any responsibility for updating, altering or otherwise revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. And with that, I’ll turn the call over to Mark Ein, Chairman and CEO of Capitol Investment Corp V.

Mark Ein, Chairman and Chief Executive Officer, Capitol Investment Corp. V

Chris, thank you so much. And welcome everyone today to our exciting announcement for Capitol Investment V, and our investment and impending merger with Doma. Joining me today is Max Simkoff, the founder and Chief Executive Officer of Doma, Noaman Ahmad, the Chief Financial Officer of Doma, and my partner and the President and CFO of Capitol, Dyson Dryden.

Many of you know Capitol and our long track record - we have one of the longest, best track records in the SPAC business, having raised our first SPAC in 2007, closed four previous transactions, raised over $1.5 billion in previous IPOs. Interestingly, our first SPAC in 2007, many of you know in 2009, we created Two Harbors, which became one of the leading and largest mortgage REITS in the world and was one of the great compounding investments of that era of SPACs. And so, when we raised Capitol V in December, we saw an extraordinary number of really terrific opportunities. And we were introduced to the Doma team, we had connectivity through some of the board members and other people around the company, and after our meeting with the company, we said, “this is the company that we really want to try to do a transaction with.” For those of you who have been investors and partners with us in the past, you know that our strategy is we try to find a company executing against a profound macro trend, and that is leading in the effort to execute behind that trend. There are very few industries more ripe for disruption than the title business. It’s a huge $23 billion industry that has not seen innovation for a very long time. When we heard Max’s story about what he’s done, his customer traction, and his future plans, we knew that this was the right transaction for us. It was a fairly highly sought-after situation as Doma is well known in the prop tech and FinTech space and is one of the stars of that industry. We feel really fortunate that we were able to come together with Max and his team in a transaction that not only will give the company the capital to fuel its future growth, but also is one that we believe is constructed to provide a terrific entry point for public market investors to have a fantastic compounding investment over the long term. We underwrote this investment solely for their current focus in the title and escrow business. But what you’re going to hear is that there’s a bigger vision that Max is going after, which is to create an instantaneous, digital, painless closing process that will incorporate a lot bigger parts of the market and even larger TAMs. If all we do is execute on the title and escrow business that they’re going after today, this will be a fantastic investment. As they get into the bigger and bigger opportunity, we think Doma has a chance to be one of those great compounding platform businesses that we all hope that we’re a part of. Before I turn it over to Max, I’ll just say that we did have a chance to talk to a bunch of their existing customers. That deepened our conviction about this investment, they are effusive about the products and services that Max and Doma have introduced to them, they’ve embraced them, they’re going to continue to do that. This really is a better, faster way of doing something that’s been done the same way for an extraordinarily long period of time. Max has assembled an incredible team within the company and at the board level and at the investor group level. And with that, it’s a real pleasure to introduce you to Max Simkoff, the founder of Doma.

Max Simkoff, Chief Executive Officer, Doma

Thanks, Mark, and welcome everybody. Really happy to be here today. I’m just going to start at the top by talking about the key investment highlights that both Mark and I, and the Capitol team, got really excited about together in our partnership. And the first is that at Doma, we are disrupting a very large, extremely antiquated market that is dominated by commoditized products. There’s a select group of legacy incumbents who use heavy manual labor driven back office to fulfill their service offering. And this is not just the $23 billion US residential title and closing market that we operate in today. But you see this across a broader spectrum of what we call homeownership experiences that make up a $318 billion market opportunity, with some pretty obvious and exciting, immediate adjacencies that we’re going to talk about, and which we’re excited to use proceeds from this transaction to get into.

We’ve demonstrated some super strong market traction by using a full stack, Insurtech platform that, at its core, utilizes machine intelligence to remove most of the friction, frustration, and a lot of the expense involved in the traditional way of fulfilling mortgage closings. Our full stack Insurtech platform is now being utilized by category leading mortgage originators, in what we call our Strategic and Enterprise Accounts business unit. And we’re now super excited that for the first time we’ll be able to publicly announce customers like Chase Home Lending, Pennymac, and Homepoint, among other large strategic national mortgage originators. Just that group of existing strategic enterprise accounts using the Doma intelligence platform to instantly and digitally close mortgages represents $500 million of potential annual revenue to us, we’re under 10% penetrated in that customer base, and we are rapidly expanding wallet share month-over-month.

The platform we’ve built is result of over four years of investment totaling nearly $70 million across an R&D effort that’s more than 100 people strong. Top tier data scientists, product managers, and engineers building truly game changing technology. And it was built on top of about 30 years of historical data that we acquired when we did a unique transaction a few years back, where we bought one of the largest nationally capitalized and licensed title insurance carriers and an affiliated local title agency from Lennar, the nation’s largest home builder. In that transaction, we also made Lennar our largest shareholder, and they’ve also become an incredible strategic partner to us. And when we did that transaction, not only did we get a massive amount of data to build our approach, we got a broader industry footprint that allows us to now close virtually any kind of residential real estate closing in pretty much any market, anywhere in the country. The business last year did about $190 million of retained premiums and fees, which is really what we think of as our equivalent to net revenue. Our GAAP revenue is actually considerably higher than this and Noaman will walk you through the difference between GAAP and retained premium fees. We think retained premium and fees is a more accurate and quite frankly, more conservative view of our financial performance. And so the business that did very little revenue, its first go to market year in 2018 and $190 million retained premium and fees last year is well on its way to do just under $500 million in retained premium and fees in 2023. And that is on our existing, self-funded plan.

This performance does not represent any use of SPAC proceeds to drive any upside across any of the aspirational growth areas that we will make sure and talk through at the end of this presentation, to give you a snapshot of how exciting we think the next few years are going to be for us. I should also mention that when we refer to Adjusted Gross Profit as a percentage of retained premium and fees, we really think of that as our Gross Margin. And that’s going from high 40s last year in 2020, to high 60s estimated in 2023 on the backs of our machine intelligence platform, which really makes for a game changing, structural margin advantage, which again, Noaman will talk through.

Last but not least, we built this business, as Mark mentioned, with an absolutely world class team and an equally world class board. To give you a view of some of the folks that we have here - our COO Christopher, who was a former head of the insurance digital transformation practice at McKinsey; Noaman, our CFO, who managed a large P&L at Aon, prior to running finance at The Warranty Group, before their acquisition by Assurant; Hasan, our CTO, ran a third of the product and technical organization for Oracle; Mini, our CMO, ran global worldwide marketing at NetSuite through their IPO; Andy, our Head of Data Science, built and deployed what is still today the largest machine learning driven transactional fraud model in production at Capital One; Eric, our General Counsel, was the deputy GC of SoFi, prior to being the GC at Mosaic; Kirk, our Head of Strategic Enterprise Accounts, built the same function at Cornerstone is a publicly traded company; and Jerry Jenkins, our Chief People Officer, ran Global People Operations at PayPal when they did their go public split from eBay.

We are thrilled that as part of this transaction, Mark is going to be joining our board. He’ll be joining folks like Larry Summers, the former Secretary of the Treasury; Karen Richardson, current board member at British Petroleum and a former board member at Worldpay. Matt Zames, the former COO of JPMorgan Chase and the current president of Cerberus; and Stuart Miller, the longtime CEO of Lennar and now their executive chairman. And we have some amazing advisors who’ve also helped us build this business in a unique way. That includes people like Sarah Friar, the CEO of Nextdoor, and John Kanas, the current Vice Chairman of Carlyle and the former CEO of Bank United.

To touch briefly on the total available market opportunity that we see as our as our current, and also soon to be an eventual, market space. Currently, we operate in the $23 billion US residential title and escrow market, we see some pretty obvious adjacent opportunities here in the form of the $8 billion home appraisal market and the $3 billion Home Warranty market. At the end of today’s presentation, we’ll talk in some more specifics about how we see a unique opportunity to utilize SPAC proceeds to really spread our wings and build our platform more horizontally across some of these adjacent areas. But we really sit within a key point in the overall $318 billion spectrum of what we call homeownership experiences. We’re really excited to have our initial footprint as a way to expand into some of these adjacencies.

We live in a world today where consumers expect every experience to be instant, and digital. Whether you’re ordering food online, buying something, anything, consuming entertainment, managing your finances, or booking a place to stay. And as many of you on this call know, residential real estate has just now joined the revolution. It took them a while to get here, but we are finally here. You can now instantly digitally get pre-approved for a mortgage on Rocket, you can get an instant digital cash offer for your home through Opendoor, you can get instantly digitally quoted and bound for homeowner’s insurance from Hippo, and you can do that right within the instant digital mortgage workflow that you’re filling your application out in. And now for the first time ever, you can instantly and digitally close that transaction through Doma. It is not just that we are the only provider of a fully autonomous end-to-end instant digital closing, it’s that we are the leading provider. Doma is a company that didn’t even exist inside of six years ago, and today, we are the eighth largest title and settlement business in the United States, well on our way to becoming number one. We often get the question when people hear about the company, “how we were able to build the business in a space where there is a considerable moat from some of the incumbents.” The title and escrow space is one where you need a considerable amount of capital, licensure and structure to operate at scale, and some of the largest publicly traded incumbents in the space have plenty of resources. And so it really helps to understand how most title businesses operate today. And that is to say, that they still utilize a process for underwriting a title insurance policy and closing what’s called escrows, or settlement, that looks little unlike it did when they first started using that process in the 1890s. If you were to go inside of many title companies all across the country, including some of the biggest that operate at scale, you would see that the process of underwriting a title insurance policy still takes three to five days of duration. It’s a huge amount of manual effort - to check historically reported county records and property documents and put together a 20-to-30-page PDF document called a Preliminary Title Report, that then gets emailed to a lender or realtor so that they can tick and tie for the issues that need to be resolved so that the mortgage can be closed. And even when they’ve got that preliminary title report and the title insurance policy work is largely done with something called a Title Commitment, the closing, or escrow, or settlement process takes place over 40 or some more odd days after that. It involves the title company identifying fees that need to be paid, paying off outstanding mortgages, printing - and yes, unfortunately, it is still printing hundreds of pages of closing documents that may vary from county to county - so that they can be sent out with a notary to get a wet signature applied in person.

Where this process today, even in some of the largest title companies in the country, is utilizing technology, even that technology was built at best in the 1990s. These platforms were built on things like .Net or COBOL. They’re unscalable and brittle, they go down for hours at a time, they have almost non-existent document repositories, and you can pretty much forget about any automated scheduling capabilities. And this is in a space where scheduling every event is key to helping the customer be happy with their closing. So our approach at Doma was pretty simple.

As a group of outsiders looking in, with many of us having no experience in the title or escrow space, we figured that the best solution here would be to wipe the slate clean and reinvent it from scratch. And that’s exactly what we did. We built at our core, what we call the Doma Intelligence Platform. This is an end-to-end, autonomous, cloud-based software platform that we use internally, with the sole mission of trying to get every title order from beginning to close without any human touch. This platform is unique because it parses out all the key task work that needs to take place to complete an order and close the mortgage, and then it sends that work to a suite of machine learning algorithms that you see on the top half of this slide that are bulked into categories called Doma Title, Doma Escrow, and Doma Close. Doma Title was our industry leading, instant underwriting, machine learning algorithm that enables us to remove the three-to-five-day duration title underwriting process and remove nearly all of the work involved in the traditional approach of title writing and turn it into something that takes less than a minute. It’s protected by two utility patent applications, it’s been used at scale across refinance transactions all over the country, and we’re excited to introduce it for purchase transactions later this year.

Doma Escrow is where we’ve applied machine learning to the key areas of fee balancing, quality control of documents, and managing communications. This means we’re using natural language processing to scan hundreds of pages of documents, pull out relevant information, automatically balance and reconcile fees, identify and correct errors and discrepancies, and now - through a feature we call Instant Communications - parse every inbound email, identify prioritization and allow our platform to be able to take next best action. We have five utility patent applications pending against the application machine learning for Doma Escrow, and it drives a massive amount of value for our clients, as we’ll talk about in a moment. And then through Doma Close, we now offer a fully remote, fully digital, instant ability to close your mortgage by signing all of your docs at the tap of a finger and utilizing remote online notarization to still complete the notary event remotely and safely in the current environment, so that you can do this all digitally and instantly. What this means is that our customers are increasingly using the Doma Intelligence Platform to take a process that used to take upwards of 40 more days and be able to close their mortgages in less than a week.

What’s so important about our approach here is not that we’re incrementally automating steps in this complicated process, it’s that we’re using modern day machine intelligence to remove entire chunks of the process altogether to make for a transformative experience, And there’s 90% overlap of the workflow in a purchase versus a refi transaction as we apply Doma technology. And we know that it’s instantly and immediately transferable across both our refi and purchase business.

Just to give a snapshot really quickly about how some of the largest incumbents in the space operate in terms of go to market, they’re really distributing a relatively undifferentiated product in an equally undifferentiated way. Because nearly everyone who operates today at scale in this market, including the big four title and escrow providers that are called out on the left side of this page, pretty much sells the same commoditized product - relatively manual labor heavy, back office driven, title underwriting and escrow services. They sell primarily based on relationship, they do not largely compete on price, and they sell either direct or through a network of what are called the independent title agents to the $23 billion title and escrow market, that last year was split $7 billion refinanced, $16 billion in purchase.

Because of our dramatically better solution offering and our ability to deliver a higher certainty instant digital mortgage closing, we sell based on value. We have a tech-first approach that uses modern day digital marketing and allows us to get in front of all of our highest priority customer prospects through all major digital channels. And we also sell with an industry beating low price. We believe at Doma, that because we have a significant structural margin advantage, which you’ll hear about from Noaman in a few minutes, that it is our responsibility to pass on some of that margin advantage in the form of industry beating low costs so that we can broaden access to homeownership for the broader group of customers that we service today.

Just to touch on some of the results that we’re driving for customers, I want to talk through some of the dramatically better results that we’re producing for some of the largest mortgage originators in the country, in what we call our strategic and enterprise accounts business unit, before I talk about the broader opportunity across our local markets division. Homepoint is a top 10 non-bank originator - many of you probably know they went public themselves a few weeks ago - they have used the Doma Intelligence Platform in our solution offering end-to-end to remove 15% of the time in the app to close mortgage process. This basically means that they’ve been able to work with Doma to remove a week from the time period it takes them to close a mortgage. We’ve also helped them recognize dramatic operational efficiency, industry beating customer satisfaction, and all of this is why we have 100% wallet share of Homepoint’s direct to consumer business. We are also in the process, through a strategic partnership with Homepoint, of expanding our offering to their third-party originator or mortgage broker channel, which we’re very excited about. At PennyMac, a top three national mortgage originator, they are now seeing 84% of the ordered refinance orders they sent to us instantly underwritten for title insurance. This is part of why we’ve increased wallet share at PennyMac by over 800% since we launched them as a customer in September of last year. At Chase Home Lending, they’ve been able to take advantage of the natural language processing capabilities in what we call our Instant Closing Disclosure feature to remove half of the measure touches in their mortgage closing process. This is part of why Chase has doubled wallet share with us since October of 2020, and why they’ve continued to be an incredible strategic partner for us as we both realize our shared mission of an instant digital mortgage closing. And Mark, you may want to chime in here because I know you’ve had a chance to talk with some of these customers before I before I wrap up with FILO.

Mark Ein

Thanks, Max, we did have a chance to talk to all of these customers. And had our own ins to some of the senior executives who confirmed everything Max has said, as I mentioned in my introduction, they are effusive about the product that Doma has introduced and have a strong commitment to roll it out to virtually their entire base over time. These calls we did with the customers were one of the many reasons we got such deep conviction about this investment.

Max Simkoff

Thanks Mark. FILO is a really important new customer for us because they represent an incredibly fast-growing category of mortgage origination. They’re a National Mortgage Broker, and this has historically been a very difficult category for title companies to penetrate at scale, primarily because they were selling a commoditized offering with little differentiation. We in essence sell behind a message that is better, faster, cheaper, and most mortgage brokers across this country know that that is often the same message that they’re selling to their end customers. So when we’re able to show a mortgage broker like FILO, that when they use Doma, those loans close at a 21% higher rate than when they use a traditional title and escrow provider, it really solidifies special long term strategic partnerships like our partnership with FILO, which is why we’ve increased wallet share by 300%, since launching them just in December of last year.

Now while we’re seeing incredible results in our strategic enterprise accounts category, where we decided to launch our business initially so that we could get to volume at scale and show these results quickly, we’re equally, if not more, excited about the opportunity for our solution in what we call our Local Markets Channel. So while we’ve talked about some customers in what we consider to be enterprise refinance, and I’ll talk about enterprise purchase here in just a minute, we have a tremendous opportunity on the back of the business that we bought from Lennar several years back, in what we now call our Local Markets Channel to extend the instant digital closing offerings of Doma, and really reach every major refinance transaction and every major purchase transaction anywhere in the country. Just last year alone, we had over 11,000 unique realtors refer us purchase transactions, and we had over 8,500 loan officers refer us unique regional refi opportunities. These are typically regional lenders or credit unions, and the purchase transactions get referred to us by the broad network of individual realtors that we’re in front of every day. We see a developing category here in what we call Enterprise Purchase. Opendoor, who is an existing customer of ours, is probably the best example. These are the at-scale, technology different providers that are operating in the purchase real estate market. It also includes tech enabled brokerages that are now building to significant scale, and we see this as an interesting developing opportunity for us to offer our solution to. We also really love how each one of these segments has an ability to transition to one another. So, as local lenders generate scale and centralization, they become enterprise customers, and as local purchase business that gets referred for realtors moves over time to some of the more technology driven platforms, they can move into the enterprise purchase category. And I should note that in our underwriting business, we’re able to underwrite for all of these transactions for, not only for ourselves, but also for an independent agent channel that Noaman will talk about.

When you put it all together. We are now, on our self-funded plan, on a clear path for accelerated growth. The management team at Doma is quite confident that on the self-funded plan we have we can grow over 50% compounded annual growth rate in terms of closed order volume between now and 2023. Last year, we closed just over 92,000 orders in all the markets and segments across which we operate. And what’s exciting about the 330,000 orders that we have clear line of sight to in 2023, on our self-funded plan, is that even if you use the backdrop of the very conservative Mortgage Bankers Association perspective on where the market is likely going to be in 2023, and yes, this does include them estimating some degree of contraction, we would still be at less than 5% market share. Which means that we have massive, massive headroom here. We think there’s plenty of upside in these numbers, and this, again, does not reflect any of the benefit of SPAC proceeds, which we’ll talk about in just a few minutes. Before we do that, though, I’d like to pass it off to Noaman Ahmad, our CFO to talk about some of the financial highlights of the business and why we’ve built a better mousetrap with a structural margin advantage. So Noaman, do you want to take it from here?

Noaman Ahmad, Chief Financial Officer, Doma

Thanks, Max. Look, our financial piece is actually pretty straightforward. Our Machine Intelligence Platform is built to remove chunks of workflow and automate the remaining workflow that we have. By doing so, we can remove 70% of the labor associated with filling a transaction. And if you look at a P&L of a title company, the vast majority of expense is labor expense. And the preponderance of that is tied to fulfilling this work. So we believe as we reduce this labor expense significantly, we can drive significant additional capital to invest in growth. The combination of both a higher margin profile and bigger scale leads us to have a lot of confidence that we can exit 2023 with approximately 20% structural margin advantage, versus any of the incumbents out there.

On the key economics of our business, the key drivers are our three revenue channels, two of which Max has talked about quite a bit, which are the Strategic and Enterprise Accounts business - these are the large lenders that we have built relationship with at an enterprise level and then drive share of wallet gains- then our Local Markets business, the preponderance of which is purchase business today, and the third channel is what we call our Independent Agents Channel. This is where we rent our balance sheet to independent title agents who do all the title and escrow work, but they don’t have an insurance balance sheet to place risk at. So we take on that risk, we were extremely well capitalized, and we’re able to do so. And we earn about 15%, roughly of the premium on the policy. This is probably the right time to highlight the difference between GAAP revenues and what we call retained premium and fees. Because we earn only 15% of the premium and none of the escrow to provide our balance sheet to the independent channel, we take 15% is the right measure of revenue for us. GAAP would require us to record 100% of the premium as revenue. And so that drives the difference between our GAAP revenue and retained premium fees, and it’s only aligned with this one channel.

On the expense side, the biggest set of expenses that we focus on are what we call Direct Fulfillment Expenses. This is everything it costs us to take a transaction from open all the way to close. This is inclusive of things like reserved for insurance losses and claims expenses. Again, the preponderance of this expense is labor expense, and we’re trying to drive that down significantly through our machine intelligence platform. The net of our retained premium and fees and our fulfillment expenses is what we refer to as adjusted gross profit.

So given our thesis here is to remove work and have the machine do most of the work, one of the metrics we internally focus on is what we call TE time- title and escrow time. It is a machine generated view of how much time our associates are spending taking a transaction from open all the way to close. And we look at it because we expect this time to go down significantly as the machine does more and more of the work.

On this note, just over the last six months, we have seen our TE time go down by over 50%. And our financial plan has us reducing this by another 50% by 2023. Some of our largest clients I would note are already halfway down that path. So we feel very confident in our ability to execute on this. When we get to that level, we will take our gross margin from 48% to 66% in 2023.

Now just to orient you to the different unit economics and our channels. On the left-hand side is our unit economics related to our strategic and enterprise accounts. What you’ll notice is our revenue per file is about $613. This would compare by the way to an industry average of approximately $1,000. On that $613 we make a 36% gross margin today. And this is an important point because typically what you will hear is in the title industry refis are only marginally profitable. So, despite having a significantly lower price point, we generate a decent margin on this business. And we expect that 36% to grow to 60% plus by 2023 as we remove more of this labor. On our local market side, we’re generating about a 54% margin today. And again, as we remove that labor expense, we expect this to go from 54% to 84% by 2023.

Overall, what this means for us is we ended in 2020, at about $190 million of retained premium and fees, we expect to take that business from $190 to $464 by 2023, drive our gross margins up to the 66% I talked about and be evened up positive to the tune of 19% by 2023, well on our way to a 35% target that we have internally. This is again, a self-funded plan does not contemplate the use of SPAC proceeds, and does not contemplate as doing anything other than escrow and title in the near term.

Max Simkoff

So that’s probably a perfect transition for us to now talk about why we’re so excited to be doing this transaction and solidifying this partnership with Mark, Dyson, and Capitol. Because the use of SPAC proceeds for us really means that we get to build on top of the already impressive traction and growth that we have in the business to spread our wings and get into some adjacent areas that we’ll talk about, but most obviously, and immediately, accelerate our growth to be realizing upside to these numbers on this slide. So I want to talk now through the multiple vectors for growth that we plan on utilizing SPAC proceeds to drive. And the first of which, as I’ve just mentioned, is to accelerate our growth in the existing core market that we’ve already demonstrated escape velocity in. We have high confidence in our ability to acquire customers both organically and inorganically in the $23 billion dollar title and escrow market, as evidenced by the performance of the business and our highly efficient customer acquisition model that were already executing today. Illustratively, on the left side of this slide what you can see is just by way of example, we could deploy at least 25 million more dollars into just organic customer acquisition in year next year and drive more than a 3:1 return on deployed customer acquisition dollars, which we think demonstrates our remarkable efficiency of being able to generate retained premium fees for the business. But just as importantly, we see a really interesting strategic lever and option for us to selectively, where we decide to acquire title agencies across the country in key markets and where we want to get into them much more quickly and add to top line retain premium fees at a much higher scale. There are a number of these companies that are in the $50 million plus retain premium and fees range, they generally run 10% EBITDA margins, and they offer attractive acquisition opportunities for us, where we’re building a better mousetrap that will effectively over time turn $1 of revenue into 35 cents of EBITDA, make them almost overnight accretive, and offer us a unique ability to accelerate top line growth materially beyond what we just showed you in the previous pro forma. I would also note that this is something that we know how to do because we’ve done it before. When we acquired North American Title from Lennar in 2019,hat was a company that was literally 1000 times our size. It was a very complicated acquisition. It was a divestiture and a spin out of a publicly traded company. They had no standalone corporate support. We successfully integrated that business and used it to create a single platform and company across the entire Doma network. And so this is something that we feel like is in our DNA, and where we will be able to selectively and opportunistically utilize it to accelerate growth.

Another thing I’m super excited about, as I started our conversation today and talking about in the overall spectrum of homeownership experiences, is the immediate adjacencies in the form of the $8 billion appraisal market and the $3 billion home warranty market. Of these two, the most obvious one for us, because it sits right next to us in the transaction, is appraisal. This is an equally manual, highly friction filled part of closing a mortgage. Many of the people on this call who have experienced closing a mortgage recently noticed that this is still probably one of the biggest long pole contingencies in the closing process. It can drive upwards of weeks of delay to get the mortgage closed. And it’s still a relatively manual, fairly old school process that leaves a lot to be desired and we think that there are some really interesting opportunities to apply machine learning, and to introduce a new product here that could remove a lot of that friction and help make for a much more instant digital experience. And we are currently starting to staff an effort internally behind a really exciting strategic opportunity that we think will give us interesting optionality here and this is an area we plan on investing more in using SPAC proceeds. And then the $3 billion dollar home warranty market is basically an afterthought today. This market is currently already dominated by title companies, who typically tack this product on in the escrow as an add on ancillary service offering. And again, anyone who’s on this call has had the extreme displeasure of dealing with what a home warranty experience is like - if one of the appliances breaks in your home, and you have to try and get coverage - you know that there’s a lot left to be desired for someone to come in and offer a truly instant modern digital front-end experience with much better service offerings on the back end, and a delightful, instant digital fulfillment service offering. So this is also an area where we would plan to invest some meaningful amount of SPAC proceeds to expand our horizontal footprint across more than just title and escrow.

When you put all this together, and you consider what an illustrative look at what we could do with this business beyond 2023, and how big this business can get, with a very reasonable set of assumptions here, accelerating organic growth through increased investment and customer acquisition cost, selectively deploying capital to do opportunistic, inorganic acquisitions, and then some degree of adjacent product expansion - in this case, we assumed just a very realistic and meaningful expansion into the appraisal market - deploying $125 to $200 million of proceeds into acquisitions, and deploying roughly $100 million into organic customer acquisition, this is a business that can very easily get to between $1 billion and $1.5 billion of retained premium fees by 2025. And I would just point out as a reminder that our long-term EBITDA margin target is 35%. So we see lots of really, really capital efficient ways to not only utilize SPAC proceeds to accelerate our growth, but to continue fueling that growth to sustain a higher level of growth in the future. And to have this be a momentum business well, well into the future beyond 2023, across more than just title and escrow.

So with that, I’m going to turn it back to Mark and Dyson to talk through the transaction overview.

Dyson Dryden, President and Chief Financial Officer, Capitol Investment Corp. V

Thank you, Max. So I’ll now summarize the key highlights from the transaction. We priced this transaction at a pro forma firm value of $3 billion. The transactions expected to provide up to $645 million of cash proceeds, including the committed PIPE of $300 million, and $345 million of Capitol Cash in Trust. Top tier investors anchoring the PIPE include BlackRock, Fidelity, Gores, Hedosophia, SoftBank and Wells Capital. Existing Doma shareholder Lennar is also committed to the PIPE, and Spencer Rascoff, co-founder and former CEO of Zillow Group, has also committed a personal investment. The vast majority of the cash proceeds from this financing will be invested into the business to support the growth plan that Max has outlined. In terms of the pro forma ownership structure, existing Doma shareholders are rolling approximately 80% of their ownership into the combined business. Capitol shareholders and the PIPE investors will make up the remaining 20%. I should also note Capitol’s founders have committed to make a “Capitol Charitable Contribution” and donate $5 million sponsor shares to causes to support Doma’s philanthropic goals. Next, let’s turn to the valuation.

We chose a peer group here consisting of the publicly traded InsurTech and PropTech names. We think the multiples of adjusted gross profit is the right metric to use in this case, and we priced Doma at a significant discount to the comparable companies. From a gross profit margin, gross profit growth basis, Doma is also best in class versus its peers. Again, it’s important to note as I think both Max and Noaman mentioned earlier, that this analysis is based on Doma’s current existing plan, which excludes the benefit of any proceeds from this financing. With that, I’d like to turn the call back over to my partner Mark Ein for any closing remarks.

Mark Ein

Dyson, thank you. And thank you all for joining us today. Hopefully, what we’ve been able to get across is that Doma is going after a massive industry totally ripe for disruption. It has developed a game changing set of technology products that its customers have embraced. There’s a broader vision that the company will go after, after it’s established its beachhead, that it’s currently well on its way to establishing in title and escrow. And this is a company that’s surrounded by a team with an exceptional founder inside the company, an extraordinary group of board members and other investors, including our terrific PIPE investors who have come into the transaction. And this group in total has been associated with many of the most iconic successful PropTech and FinTech companies of our age, and many of the most successful PropTech and FinTech investments ever, and hopefully today we’ve been able to get across why we have such deep conviction that Doma has a really good chance to join that illustrative group. Today’s an exciting day for Capitol. It’s an exciting day for Doma. I think it’s an exciting day for homeowners across America, as Doma now will have the capital to accelerate its growth plan. And we’re excited to have all of you on this journey with us. So thank you for joining us. We’ll be available if you need us and we’ll look forward to keeping in touch. Thank you very much.

Max Simkoff

Thanks, everyone.